SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No. ___________)

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /   Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               SL Industries, Inc.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:


         (2)  Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         (4)  Proposed maximum aggregate value of transaction:


         (5)  Total fee paid:


/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:


         (2)  Form, Schedule or Registration Statement No.:


         (3)  Filing Party:


         (4)  Date Filed:

[LOGO]

                                October 16, 1998

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders of SL INDUSTRIES, INC., on Friday, November 20, 1998, at 9:00 in the morning.

     The meeting will be held at the Doubletree Guest Suites, Fellowship Road, Mt. Laurel, New Jersey. Prior to the meeting, an 8:00 a.m. breakfast will be held in the Aspen Room.

     Your Board of Directors and Management look forward to meeting those shareholders able to attend.

     YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY CARD IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     Thank you for your continued support.

                                        Sincerely yours,


                                        /s/ OWEN FARREN
                                        --------------------------------------
                                        OWEN FARREN
                                        President and Chief Executive Officer

SL INDUSTRIES, INC.

Corporate Office: SUITE A-114, 520 FELLOWSHIP ROAD,
                  MT. LAUREL, NJ 08054

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE is hereby given that the Annual Meeting of Shareholders of SL INDUSTRIES, INC., will be held at the Doubletree Guest Suites, Fellowship Road, Mt. Laurel, New Jersey, on Friday, November 20, 1998, at 9:00 in the morning for the following purposes:

          1. To elect five directors for the ensuing year;

          2. To ratify the appointment of Arthur Andersen LLP, to serve as the Company's independent auditors for the fiscal year 1999;

          3. To consider an amendment to the Company's 1991 Long Term Incentive Plan;

          4. To consider a shareholder proposal as described in the accompanying Proxy Statement; and

          5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

       The Board of Directors has fixed the close of business on September 21, 1998, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY CARD IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                                        By Order of the Board of Directors


                                        /s/ David R. Nuzzo
                                        --------------------------------
                                        David R. Nuzzo
                                        Secretary

October 16, 1998
Mount Laurel, New Jersey

                              SL INDUSTRIES, INC.
                                  SUITE A-114
                              520 FELLOWSHIP ROAD
                             MOUNT LAUREL, NJ 08054

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies, by and on behalf of the Board of Directors of SL Industries, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders on November 20, 1998, at 9:00 a.m., and at any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting has been called to consider and vote upon the election of five Directors, the ratification of the appointment of Arthur Andersen LLP as the Company's auditors for the fiscal year 1999, an amendment to the Company's 1991 Long Term Incentive Plan, a shareholder proposal as described in this Proxy Statement, and such other business as may properly come before the meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders on or about October 16, 1998.

                             VOTING BY SHAREHOLDERS

     Only holders of record of the Company's Common Stock, par value $.20 per share (the "Common Stock"), at the close of business on September 21, 1998, are entitled to receive notice of and to vote at the Annual Meeting.

     Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or represented by proxy. When a proxy in the accompanying form is returned, properly dated and executed, the shares represented thereby will be voted at the Annual Meeting and, if a shareholder specifies a choice with respect to any matter to be acted upon, such shares will be voted in accordance with the specifications so made. A proxy may be revoked at any time prior to being voted by filing a written notice of revocation with the Secretary of the meeting or by voting the shares subject to the proxy by written ballot at the meeting.

     The proxy tabulation will be done by our transfer agent and proxies should be returned in the enclosed business reply envelope. The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of directors, officers and other employees of the Company and of its subsidiaries may (without additional compensation) solicit proxies in person or by telephone, telex, facsimile or other electronic means. The Company has also retained MacKenzie Partners, Inc., for a fee not-to-exceed $7,500, and reimbursement of out-of-pocket expenses, to aid in the solicitation of proxies.

     On the record date, September 21, 1998, there were 5,626,509 shares of Common Stock of the Company outstanding. All outstanding shares are of one class. Shareholders have the right to cast one vote for each share held on the record date as to each matter presented at the meeting.

     All shares represented by each properly executed unrevoked proxy received prior to the Annual Meeting will be voted in accordance with the instructions specified therein, or in the absence of appropriate instructions, for the election of all of the nominees for director listed in Proposal 1, for Proposals 2 and 3, AND AGAINST PROPOSAL 4.

     Under the By-Laws of the Company, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. The holder of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Broker non-votes and abstentions will be counted only for the purpose of determining whether a quorum is present at the meeting. Except for the election of directors, all matters to be voted upon at the Annual Meeting must receive the approval of a majority of votes cast at the duly convened Annual Meeting in order to be binding on the Company. Directors shall be elected by a plurality of the votes cast. For purposes of determining the number of votes cast with respect to any voting matter, only votes cast "for" or "against," in accordance with and subject to Section 402.08 of the rules of the New York Stock Exchange (or any successor provision), are included.

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY CARD IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     The Board of Directors does not know of any business to properly come before the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Shareholders. Should any matters properly come before the Annual Meeting or any adjournment or postponement thereof, for which specific authority has not been solicited from the shareholders, then, to the extent permissible by law, the persons voting the proxies will use their discretionary authority to vote thereon in accordance with their best judgment.

     The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting:
(i) approval of the minutes of a prior meeting of shareholders if such approval does not amount to ratification of the action taken at that meeting; (ii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or, for good cause, will not serve; (iii) any proposal omitted from this Proxy Statement and proxy pursuant to Rule 14a-8 or Rule 14a-9 promulgated under the Securities Exchange Act of 1934; and (iv) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed proxy card will vote in accordance with their best judgment.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Company's Common Stock, as of September 21, 1998 (except as otherwise noted), by: (i) each person or entity (including such person's or entity's address) who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's Directors and nominees for Director who beneficially owns shares, (iii) each Named Executive Officer (as defined under Executive Compensation) who beneficially owns shares, and (iv) all executive officers and Directors as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission by such persons or upon information otherwise provided by such persons to the Company.

                                                         NUMBER OF SHARES
              NAME OF BENEFICIAL OWNER                 BENEFICIALLY OWNED(1)   PERCENTAGE OWNED
              ------------------------                 ---------------------   ----------------
Dimensional Fund Advisors, Inc.                               425,800(2)             7.57%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401
Steel Partners II, L.P.                                       329,300(3)             5.85%
750 Lexington Avenue
27th Floor
New York, NY 10022
J. Dwane Baumgardner                                           43,242(4)                *
Owen Farren                                                   208,960(5)             3.60%
George R. Hornig                                                8,353(6)                *
James E. Morris                                                35,156(7)
David R. Nuzzo                                                 11,271(8)                *
Walter I. Rickard                                               4,515(9)                *
Robert J. Sanator                                               5,000                   *
All Directors and Executive Officers as a Group               316,497(10)            5.37%

------------------

   *  Less than one percent (1%).

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under such rules, shares are deemed to be beneficially owned by a person or entity if such person or entity has or shares the power to vote or dispose of the shares, whether or not such person or entity has any economic interest in such shares. Except as otherwise indicated, and subject to community property laws where applicable, the persons and entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person or entity holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity.

 (2) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 425,800 shares, as of June 30, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (3) Steel Partners II, L.P., ("Steel Partners II"), is a Delaware Limited Partnership. Steel Partners II is deemed to have beneficial ownership of 329,300 shares as of June 24, 1997. The principal business of Steel Partners II is investing in the securities of microcap companies. Steel Partners II's General Partner is Steel Partners L.L.C., a Delaware Limited Liability Company.

 (4) Includes 41,242 shares which Mr. Baumgardner has the right to acquire at any time upon exercise of stock options.

 (5) Includes 69 shares owned jointly by Mr. Farren and his wife, who share voting and investment power, 6,200 shares held in an IRA for Mr. Farren, 18,941 shares beneficially owned as a participant in the Company's Savings and Pension Plan, and 183,750 shares which Mr. Farren has the right to acquire at any time upon the exercise of stock options.

 (6) Includes 7,053 shares which Mr. Hornig has the right to acquire at any time upon exercise of stock options.

 (7) Includes 4,316 shares owned jointly by Mr. Morris and his wife, who share voting and investment power, 2,715 shares beneficially owned as a participant in the Company's Savings and Pension Plan, and 28,125 shares which Mr. Morris has the right to acquire at any time upon exercise of stock options.

 (8) Includes 521 shares beneficially owned by Mr. Nuzzo as a participant in the Company's Savings and Pension plan and 6,250 shares which Mr. Nuzzo has the right to acquire at any time upon exercise of stock options.

 (9) Includes 4,515 shares which Mr. Rickard has the right to acquire at any time upon exercise of stock options.

(10) Includes 270,935 shares which directors and executive officers have the right to acquire, at any time, upon the exercise of nonqualified and incentive stock options granted by the Company. Except for 4,385 shares, as to which certain directors and executive officers share voting and investment power, the directors and executive officers have sole voting and investment power as to the shares beneficially owned by them.

                             ELECTION OF DIRECTORS
                                  (Proposal 1)

     At the Annual Meeting, five persons will be elected to serve as the Company's Board of Directors until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified. Unless otherwise directed, it is intended that shares represented by proxy will be voted by the proxy holders in favor of the election of all the following persons. Each of the nominees has consented to be named as a nominee in this Proxy Statement and to serve as a director, if elected. Each of the nominees is at present a member of the Board of Directors of the Company. In the event that any of the nominees for director should become unavailable to serve as such, the proxies may be voted for such substitute or substitutes as may be nominated by the Board of the Company.

     The following table sets forth the name of each nominee for election to the Board of Directors, his age, principal occupation and the name and principal business of any corporation or organization in which such occupation is carried on, and the period during which he has served as director.

                                                                                          SERVED
                                                                                       CONTINUOUSLY
               NAME OF                            PRINCIPAL OCCUPATION FOR FIVE        AS DIRECTOR
               NOMINEE                 AGE           YEARS AND DIRECTORSHIPS              SINCE
               -------                 ---        -----------------------------        ------------
J. Dwane Baumgardner(1)(3)(4)          (58)  Chairman of Donnelly Corporation, Inc.,       1990
                                             a manufacturing company in Holland,
                                             Michigan, since 1986 and Chief Executive
                                             Officer since 1982. Director of Walbro
                                             Corporation since 1997; Director of
                                             Westcast Industries, Inc. since 1997.

Owen Farren(1)                         (47)  Chairman of the Company since June 1998       1991
                                             and President and Chief Executive
                                             Officer of the Company since April 1991;
                                             from May 1990 to April 1991, Executive
                                             Vice President of the Company.

George R. Hornig(3)(4)(5)              (44)  Executive Vice President Deutsche Bank        1992
                                             North America Holding Corp. since July,
                                             1998; Managing Director of Deutsche
                                             Morgan Grenfell, Inc. (investment
                                             bankers) from 1993 to 1998; from 1991 to
                                             1993, President and COO of Dubin &
                                             Swieca Holdings, Inc. (money managers).
                                             Director of Forrester Research, Inc.
                                             since 1996; Director of U.S. Timberlands
                                             Company since 1996.

Walter I. Rickard(1)(2)(4)             (57)  President and CEO of Listing Services         1997
                                             Solutions, Inc. from October 1996 to
                                             present; President and CEO, NYNEX,
                                             Entertainment and Information Services
                                             Group, 1994 to 1996, and Corporate Vice
                                             President, 1992 to 1994.

Robert J. Sanator(2)(3)(5)             (68)  Dean, College of Management Long Island       1993
                                             University, from April 1991 to present.

------------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Nominating Committee.
(5) Member of the Finance Committee.

                             THE BOARD OF DIRECTORS

     The Company's Board of Directors has established the following standing committees: the Executive Committee, the Audit Committee, the Finance Committee, the Nominating Committee and the Compensation Committee. The Executive Committee, which did not meet during the fiscal year 1998, has and may exercise all the authority of the Board, except that the committee cannot make, alter or repeal any By-law of the Corporation, elect or appoint any director or remove any officer or director, submit to shareholders any action that requires shareholder approval, or amend or repeal any resolution previously adopted by the Board which by its terms is amendable or repealable only by the Board. The Audit Committee, which met five times during the fiscal year 1998, recommends the selection of independent auditors, reviews the scope and results of the annual audit, is advised of and reviews nonaudit services to be provided by the independent auditors, and reviews reports of the independent auditors and of quarterly financial results. The Finance Committee, which did not meet during the fiscal year 1998, reviews the Company's financing alternatives, investing activities, and analyses, and makes recommendations with respect to the Company's capital structures. The Nominating Committee, which met one time during the fiscal year 1998, recommends the number and name of persons to be elected by the shareholders as directors of the Company. At the present time there is no procedure by which shareholders can recommend nominees to be considered by the Nominating Committee. The Compensation Committee, which met three times during the fiscal year 1998, recommends the compensation to be paid to executive officers and the stock options to be granted to key employees under the Company's 1991 Long Term Incentive Plan (see Compensation Committee Report), as well as the amendments to be adopted for the Company's defined contribution pension plans. The Board of Directors of the Company met seven times during the fiscal year 1998. Each member of the Board attended at least seventy-five percent of the meetings of the Board of Directors and Committees thereof.

     Non-employee directors are paid quarterly retainer fees of $4,375 ($3,500 prior to May 28, 1998), $1,000 for each Board meeting attended, and $750 ($500 prior to May 28, 1998) for each Committee meeting attended. Mr. Farren does not receive director's retainer, Board meeting or Committee meeting fees.

     In fiscal year 1993, the Board of Directors adopted a Non-Employee Director Non-Qualified Stock Option Plan (the "Directors' Plan"), which was approved by the shareholders at the Company's 1993 Annual Meeting. Under the Directors' Plan, non-employee Directors have the right annually to elect to receive non-qualified stock options in lieu of all or a stated percentage of retainer and/or regular quarterly Board meeting attendance fees payable for the upcoming fiscal year. The number of shares covered by such options is determined at the time such fees would otherwise be payable, based upon the fair market value of the Company's Common Stock at such times, except, with respect to an election to defer all such fees, such determination shall be based upon 133% of fair market value at such times. Elections are irrevocable. Under the Directors' Plan, Mr. Baumgardner, Mr. Hornig and Mr. Salvatore J. Nuzzo, who retired from the Board on June 1, 1998, elected for fiscal year 1998 to receive non-qualified stock options in lieu of all such fees. In accordance with such elections, Messrs. Baumgardner, Hornig and Nuzzo were granted options to acquire 5,576 shares, 5,576 shares and 7,744 shares, respectively, during fiscal year 1998. Mr. Rickard received retainer and attendance fees until February 1, 1998, at which point, based on his election, he began receiving non-qualified stock options in lieu of all such fees, and was granted options to acquire 3,038 shares during fiscal year 1998. Messrs. Baumgardner, Hornig, and Rickard have made the same elections for fiscal year 1999.

     A $50,000 life insurance policy is maintained on each director's life for which the director designates the beneficiary. On May 28, 1998, the Board terminated its retirement plan. The plan provided that, upon the retirement of a nonemployee director who had attained the age of sixty and had completed ten years of service with the Board, the Company would pay $10,000 per year to the retired director for life with a term certain of 10 years. Mr. Farren was ineligible for these benefits. If the retired director died after becoming eligible for retirement benefits and before the guaranteed retirement payments had been made, the unpaid balance of the benefits guaranteed would continue to be paid by the Company to the beneficiary designated by him. In consideration of the termination of the plan, the Board agreed to pay each director a benefit based on years of service and a retirement age of either 65, 70 or 80, dependent upon the age of the director on the termination date. Each director's benefit was based on 10 years certain or life expectancy, whichever was greater, and discounted at 8%. Mr. Baumgardner, Mr. Gaugler, Mr. Hornig, Mr. Rickard and Mr. Sanator received a benefit of $32,991, $23,575, $6,548, $4,094 and $26,204, respectively. Upon his retirement, Mr. Nuzzo received payment for his benefit in the amount of $83,851.

                         EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information regarding compensation awarded to, earned by or paid to the Chief Executive Officer, the Company's other executive officers and one former executive officer whose total annual salary and bonus exceeded $100,000 during fiscal 1998 (the "Named Executive Officers") for services in all capacities during fiscal 1998, 1997, and 1996. Mr. Klemashevich's employment with the Company terminated on May 28, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                         ----------------
                                           ANNUAL COMPENSATION              SECURITIES           ALL OTHER
NAME AND                                --------------------------          UNDERLYING          COMPENSATION
PRINCIPAL POSITION           YEAR       SALARY ($)       BONUS ($)       OPTIONS/SARS(#)         ($)(1)(2)
------------------           ----       ----------       ---------       ----------------       ------------
Owen Farren................  1998        237,289          163,000             20,000               28,276
President & CEO              1997        218,810          100,000             17,000               26,530
                             1996        187,100           81,250             16,000               26,721
James D. Klemashevich......  1998        149,327(3)           -0-              4,000              157,188(4)
Vice President --            1997         37,500           25,000             25,000                   81
Operational
Development
James E. Morris............  1998        100,567           54,000              5,500                7,017
Vice President/              1997         91,350           35,500              4,500                4,656
Corporate Controller         1996         85,307           31,200              4,000                4,504
& Treasurer
David R. Nuzzo.............  1998         98,077           65,000             25,000                2,450
Vice President --
Finance and
Administration &
Secretary

------------------
(1) Includes Company matching contributions and profit sharing contributions made to the SL Industries, Inc., Savings and Pension Plan for Messrs. Farren and Morris in fiscal year 1996, in the amounts of $5,461 and $3,801, respectively, in fiscal year 1997 in the amounts of $5,558 and $4,057, respectively, and in fiscal year 1998, for Messrs. Farren, Klemashevich, Morris and Nuzzo in the amounts of $7,353, $6,414, $6,448, and $2000, respectively. The Company's contribution to the plan is based on a percentage of the participant's elective contributions up to the maximum defined under the plan and a fixed percentage, determined annually by the Board of Directors, of the participant's total calendar year earnings. Under the plan, benefits are payable at retirement as a lump sum or as an annuity.

(2) Includes premiums paid for group term life insurance for Messrs. Farren, Klemashevich, Morris, and Nuzzo and premiums paid for an ordinary whole life insurance policy on Mr. Farren's life in the face amount of $1,000,000 of which he is the owner with the right to designate beneficiaries.

(3) Mr. Klemashevich elected to defer $5,385 of his fiscal 1998 salary. The amount earns interest at the rate of 8%, compounded annually, and is payable at termination or retirement, whichever is earlier. The deferred amount is funded by a life insurance policy where the Company is both owner and beneficiary of the policy.

(4) During fiscal year 1998, the Company accrued a $150,000 severance payment for Mr. Klemashevich, of which $28,846 was paid as of July 31, 1998, with the balance to be paid during the following 10 months thereafter consistent with the terms of his Severance Agreement.

     Mr. Morris is scheduled to receive a $30,000 per year annuity, $27,000 of which is fully vested, payable at age 65 for life with a term certain of 10 years. This agreement is funded by the purchase of a life insurance policy and provides both a death and retirement benefit, and the Company is both owner and beneficiary of the policy. If the participant dies after becoming eligible for retirement benefits and before the guaranteed retirement benefits have been paid, the unpaid balance of the benefits guaranteed will continue to be paid by the Company to the designated beneficiary.

     Pursuant to a standing resolution of the Board of Directors, upon the death of any executive officer, having more than five (5) years of service, the Company will pay his spouse, over a 36-month period, an amount equal to the officer's salary at his death.

SENIOR EXECUTIVE SEVERANCE AGREEMENTS

     On May 1, 1991, the Company entered into a Severance Pay Agreement with Mr. Farren, providing for payment equal to his annual base salary or $135,000, whichever is greater, and to continue for a limited time certain fringe benefits in the event of involuntary termination of his employment, or voluntary termination for "good reason." Good reason is defined to include (i) a demotion in position, authority or similar action which would substantially alter the officer's standing in the Company, (ii) a reduction in salary or failure to increase compensation commensurate with other executive officers, (iii) a relocation of the officer's place of employment, (iv) a change of control of the Company, (v) incurring any serious illness or disability, or (vi) any other circumstance as determined by the Board of Directors in good faith.

     On April 28, 1997, the Company entered into a Severance Pay Agreement with Mr. Klemashevich providing for payment of a severance benefit equivalent to his annual base salary in the event of termination of his employment without cause. The benefit is payable for a period of 12 months at the same time and in the same manner as his salary was paid prior to such termination.

     On December 1, 1997, the Company entered into a Severance Pay Agreement with Mr. Nuzzo providing for payment of his annual base salary for a period not greater than 24 months, or until he secures new employment, whichever comes first, but, in any event, not less than 12 months in the event of involuntary termination of his employment within six months of a change in control of the Company.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

STOCK OPTIONS

     The following table sets forth information concerning options to purchase Common Stock granted under the Company's 1991 Long Term Incentive Plan in fiscal year 1998 to the Named Executive Officers. Twenty five percent of the options granted were exercisable on the date of grant with the balance exercisable in twenty five percent increments, one, two, and three years after the date of grant. The material terms of such options appear in the following table.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION FOR
                                 INDIVIDUAL GRANTS                                         OPTION TERM(1)
------------------------------------------------------------------------------------   -----------------------
                             NUMBER OF      % OF TOTAL
                            SECURITIES     STOCK OPTIONS
                            UNDERLYING      GRANTED TO
                           STOCK OPTIONS   EMPLOYEES IN      EXERCISE     EXPIRATION
          NAME              GRANTED(#)      FISCAL YEAR    PRICE ($/SH)      DATE        5% ($)      10% ($)
          ----             -------------   -------------   ------------   ----------   ----------   ----------
Owen Farren..............     20,000           10.55%        11.0000        9/08/07     138,357      350,623
James D. Klemashevich....      4,000            2.11%        11.0000        9/08/07      27,761       70,124
James E. Morris..........      5,500            2.90%        11.0000        9/08/07      38,048       96,421
David R. Nuzzo...........     25,000           13.19%        13.0625       12/01/07     205,372      520,456

------------------
(1) The Potential Realizable Value, determined in accordance with SEC rules, assumes annualized market appreciation rates of 5% and 10%, respectively, from a market value of $11.00/share on September 8, 1997 (the date of the grant) to September 8, 2007 (the date of expiration of such options) for all optionees other than Mr. Nuzzo and from a market value of $13.0625/share on December 1, 1997 (the date of the grant) to December 1, 2007 (the date of expiration of such options) for Mr. Nuzzo. These assumptions are not intended to forecast future price appreciation of the Company's stock price. The real value of the options in this table depends on the actual performance of the Company's Common Stock during the applicable period, which may increase or decrease in value over the time period set forth above. The Potential Realizable Value does not assume future dividends, stock or cash. The option grant does not accrue cash dividends unless the options are exercised, should dividends be declared.

                   AGGREGATED STOCK OPTION EXERCISES IN LAST
              FISCAL YEAR AND FISCAL YEAR-END STOCK OPTION VALUES

     The following table sets forth the number of shares received upon exercise of stock options by each of the Named Executive Officers during the last completed fiscal year and the aggregate options to purchase shares of Common Stock of the Company held by the Named Executive Officers at July 31, 1998.

                                                                  NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                       UNDERLYING         IN-THE-MONEY OPTIONS
                                                                  UNEXERCISED OPTIONS      AT FISCAL YEAR END
                                                                 AT FISCAL YEAR END (#)          ($)(2)
                                                                 ----------------------   --------------------
                            SHARES ACQUIRED         VALUE             EXERCISABLE/            EXERCISABLE/
          NAME             UPON EXERCISE (#)   REALIZED ($)(1)       UNEXERCISABLE           UNEXERCISABLE
          ----             -----------------   ---------------       -------------           -------------
Owen Farren..............          N/A                N/A            174,500/23,500         1,726,875/99,000
James D. Klemashevich....       13,500             77,250                       N/A                      N/A
James E. Morris..........          N/A                N/A             25,625/ 6,375           247,547/26,766
David R. Nuzzo...........          N/A                N/A              6,250/18,750             9,766/29,297

------------------
(1) Computed by multiplying the number of shares of Common Stock acquired upon exercise of options by the difference between (i) the per share market value of the Common Stock on the date of exercise and (ii) the exercise price per share.

(2) Computed by multiplying the number of options by the difference between (i) the per share closing price of $14.625 at fiscal year end and (ii) the exercise price per share.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee members are J. Dwane Baumgardner (Chairman), George R. Hornig and Robert J. Sanator, all of whom are non-employee directors of the Company.

     The following report and performance graph shall not be deemed incorporated by reference into any existing or future filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for the establishment of the level and manner of compensation of the Company's executive officers (including its Named Executive Officers). In addition, the Compensation Committee seeks to ensure that sound compensation policies and practices exist and are being followed. The members of the Compensation Committee are J. Dwane Baumgardner (Chairman), George R. Hornig and Robert J. Sanator, all of whom are non-employee directors of the Company.

     The following describes the Compensation Committee's compensation policies applicable to its executive officers (including its Named Executive Officers), including the relationship of corporate performance to executive compensation, with respect to compensation reported for the last fiscal year.

     The Compensation Committee believes that executive compensation should be linked to value delivered to shareholders. The Company's compensation programs have been designed to provide a correlation between the financial success of the executive and the shareholders. Both long and short-term incentives are intended to align the interests of executives and shareholders and to reward the executive for building value within the Company.

     The functions of the Compensation Committee are to oversee general compensation policies for the Company's employees, to review and approve compensation packages annually for the Company's executive officers and subsidiary presidents, to approve cash incentive programs for all subsidiaries, and to grant stock options to officers of the Company and other key employees as appropriate. The Company seeks to provide executive compensation that will support the achievement of the Company's financial goals, while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Compensation Committee reviews executive compensation surveys, the compensation levels of executive officers of companies in competing businesses, and recommendations by management. The Compensation Committee may also from time to time consult with independent compensation consultants and others.

     The Committee's current philosophy is to balance short-term performance of executives with achievement of long-range strategic goals resulting in continuously improving shareholder value, and to engender and preserve a sense of fairness and equity among employees, shareholders, and customers. In keeping with that philosophy, it has set the following objectives: (1) to link a significant portion of annual compensation directly to operating performance;
(2) to promote achievement of the Company's long-term strategic goals and objectives; (3) to align the interest of Company executives with long-term shareholder interest; (4) to see that management aligns the interest of Company employees with long-term shareholder interest; and (5) to attract, retain, and motivate executives critical to the Company's long-term success.

     The Company's executive compensation program consists of base salary, annual cash bonus incentive, and stock options. (Along with all other employees, executives also participate in one of the Company's defined contribution pension plans.) Salary levels of executive officers are reviewed annually by the Compensation Committee. Bonus payments are based on the achievement of the Company performance targets and the achievement of individual performance goals. Bonus amounts are calculated after fiscal year-end financial results become available to the Compensation Committee and are determined in accordance with guidelines established by the Compensation Committee. The Company seeks to provide an overall level of compensation that is competitive with other companies in competing businesses and in the Company's geographic markets. Compensation in any particular case will vary on the basis of the Company's annual and long-term performance as well as individual performance.

     The Compensation Committee believes stock options and stock ownership contribute to the aligning of the executive's interests with those of the shareholders. The Company's 1991 Long Term Incentive Plan encourages stock ownership by authorizing the grant of stock options to officers and key employees of the Company. From time to time, the Compensation Committee provides long term incentive compensation in the form of stock options where appropriate as compensation for its executive officers. In determining whether individual stock option grants will be made, the Compensation Committee evaluates each participant's job responsibilities and performance during the last completed fiscal year, as well as the perceived potential that the individual has in contributing to the success of the Company.

     The salary for the Company's chief executive officer, Owen Farren, for fiscal year 1998 was established by the Compensation Committee based, in large part, on the performance of the Company during fiscal year 1997. Based on the above considerations, effective October 1, 1997, the Compensation Committee increased Mr. Farren's annual base salary by approximately 7%, from $225,000 to $240,000. The increase was reviewed and ratified by the Board of Directors. Under the Company's executive compensation program, applicable in fiscal 1998, the Compensation Committee awarded Mr. Farren an incentive cash bonus of $163,000. The Compensation Committee based the award on the performance of the Company and the achievement of individual goals during fiscal 1998. The bonus was reviewed and ratified by the Board of Directors. Options were granted to Mr. Farren in September 1997 in large part to recognize his efforts in making significant progress toward the Board's directives to him of controlling corporate overhead expenses, developing an overall plan for reassessing the Company's strategic direction, and achieving financial and other targets during fiscal year 1997.

                                  Respectfully submitted,

                                  Compensation Committee:
                                    J. Dwane Baumgardner, Chairman
                                    George R. Hornig
                                    Robert J. Sanator

                               PERFORMANCE GRAPH

     The following Performance Graph summarizes the cumulative total shareholder return on an investment of $100 on July 31, 1993 in the Company's Common Stock for the period from that date to September 30, 1998, as compared to the cumulative total return on a similar investment of $100 on that date in stocks comprising the Russell 3000 Stock Index ("RUA") and the S&P Electrical Equipment Group ("S215"). The graph assumes the reinvestment of all dividends. The Performance Graph is not necessarily indicative of future performance.


                                   [GRAPHIC]

   In the printed version of the document, a line graph appears which depicts the following plot points.


            SL Industries     Russell 3000     S&P Electrical Equipment Group
            -------------     ------------     ------------------------------
1993             100              100                      100
                 110.34           104.7                    102.373

1994             107.72           107.67                   118.53
                 107.72           100.97                   110.19
                 122.56           101.65                   106.97
                 115.56           104.8                    133.15

1995             144.53           104.04                   135.44
                 133.95           113.19                   177.5
                 163.1            124.76                   193.64
                 226.93           128.86                   220.39

1996             199.33           139.98                   224.07
                 220.69           145.44                   231.49
                 242.84           140.14                   214.11
                 243.7            154.21                   217.62

1997             200.69           171.23                   279.62
                 204.28           170.9                    284.91
                 295.08           204.03                   320.09
                 353.81           199.02                   275.44

1998             346.59           211.1                    281.56
                 418.8            238.85                   316.81
                 423.63           235.71                   249.57
                 296.9            212.44                   238.11

                              CERTAIN TRANSACTIONS

     As previously reported, a wholly-owned subsidiary of the Company, SL Industries Vertrieb GmbH, acquired all of the stock of Elektro-Metall Export GmbH ("EME"), a wholly-owned subsidiary of Datron Inc., on July 10, 1998. The purchase price paid for the stock was $9,500,000, and was determined by arms-length negotiation between the parties. Salvatore J. Nuzzo, who retired as the Chairman of the Board of the Company on June 1, 1998, is the Chairman and CEO of Datron Inc. Mr. Nuzzo did not participate in any deliberations by the Company regarding the acquisition of EME. Under certain circumstances, Mr. Nuzzo may be entitled to receive certain incentive compensation from Datron Inc. related, in part, to the sale of EME. It is not possible to determine at this time what, if any, such compensation Mr. Nuzzo might receive. Salvatore J. Nuzzo is the father of David R. Nuzzo, the Vice President - Finance and Administration and Secretary of the Company.

                      APPOINTMENT OF INDEPENDENT AUDITORS
                                  (Proposal 2)

     The Board of Directors of the Company has appointed Arthur Andersen LLP, certified public accountants, as the Company's independent auditors for the fiscal year ending July 31, 1999, subject to ratification of such appointment by shareholders. The submission of the appointment of Arthur Andersen LLP for ratification by the shareholders is not required by law or by the Company's By-Laws and is being done for the sole purpose of ascertaining the views of the shareholders of the Company with respect to such appointment. If such appointment is not ratified, the Board of Directors may appoint another firm as the Company's independent auditors for the year ending July 31, 1999. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

                       APPROVAL OF AMENDMENTS TO THE 1991
                LONG TERM INCENTIVE PLAN OF SL INDUSTRIES, INC.
                                  (Proposal 3)

     On May 28, 1998, the Board of Directors, acting on the recommendation of the Compensation Committee, voted to amend the 1991 Long Term Incentive Plan of SL Industries, Inc. (the "Plan"), by increasing the total number of shares subject to options under the Plan from 922,650 to 1,522,650. At the same time, in accordance with the terms of the Plan, the Board directed that the amendment be submitted to the shareholders for their approval.

     The Plan was approved by the shareholders at the 1991 Annual Meeting and amended by the shareholders at the 1995 Annual Meeting by increasing the total number of shares subject to options under the Plan from 500,000 to 922,650. It was designed to benefit the Company and its shareholders by encouraging high levels of performance by key employees of the Company and its subsidiaries by increasing their proprietary interest in the Company's growth and success. It is widely recognized that stock options enable public companies to attract, retain, and provide motivation to, key personnel. The Board of Directors believes that the Plan has been effective in helping the Company attract and retain outstanding individuals as officers and key employees and to furnish motivation for the achievement of long-term objectives for the Company.

     Under the Plan, as it now exists, options can be granted to purchase up to 922,650 shares of the Company's Common Stock. If options are granted and subsequently expire or are terminated, cancelled, or surrendered prior to exercise, the shares subject to those options become again available for the grant of options under the Plan.

     The Board of Directors believes that the Plan should be amended to increase the number of shares for which options can be issued in the future, thereby making shares available to replace those for which options have thus far been granted. Accordingly, the Board of Directors has approved a resolution to increase the number of shares subject to options under the Plan from 922,650 to

1,522,650. Taking into account the 705,529 shares subject to options previously granted, the remaining shares available for future option grants would be 817,121, if the amendment is approved by the shareholders, which should enable the Plan to continue effectively, with the benefits to the Company outlined above, for several more years. Otherwise the provisions of the Plan would be unaffected.

     The importance of granting stock options, as presently viewed by the Compensation Committee, is set forth at page 11 of this Proxy Statement. The complete text of the Plan, as it would be amended pursuant to this proposal, appears as an Appendix to this Proxy Statement. Some of the principal features of the Plan, as amended, are outlined below, but the following outline is qualified in its entirety by reference to the complete text of the Plan.

DESCRIPTION OF THE PLAN

     The Company has sponsored stock option plans for many years. The Plan is a successor to the Company's 1981 Incentive Stock Option Plan, which was approved by the shareholders at the 1981 Annual Meeting. That plan, in turn, was a successor to a similar plan adopted by the shareholders at the 1972 Annual Meeting.

     The Plan provides that options may be granted to purchase up to 922,650 shares of the Company's Common Stock, to be drawn from authorized but unissued shares or from treasury shares. Although the number and kind of shares subject to the Plan would be appropriately adjusted in the event of any change in the capital structure of the Company, no such adjustment has occurred because there has been no such capital-structure change since adoption of the Plan.

ADMINISTRATION OF THE PLAN

     The Plan is administered by the Company's Compensation Committee (the "Committee") composed of three directors of the Company who are not eligible to participate in the Plan while on the Committee. Participants are selected by the Committee from key employees who are full-time salaried employees (including officers, whether or not they are also directors) of the Company, or any subsidiary of the Company, who in the judgment of the Committee will be in a position to contribute significantly to the attainment of the Company's long-term growth and prosperity.

     Currently, the Company estimates that approximately 52 individuals are eligible to participate in the Plan. As in the past, the Committee will determine both the number of optionees and the number of shares to be optioned to any individual under the Plan. The Board of Directors is able to amend the Plan without further approval by the shareholders, except insofar as such approval is required by law or the terms of the Plan.

     The Plan enables the Company to grant either "nonqualified options" or "incentive stock options." No options can be granted under the Plan later than September 25, 2001. Each option granted under the Plan will expire no later than ten years from the date the option is granted.

     The Plan allows the Committee to establish in its discretion the time or times within the period of the option when the option can be exercised and the percentage of the option that can be exercised at such times. The options are not transferable except in the event of death.

     The Plan provides that upon termination of employment of the optionee for any reason whatsoever, including death or disability, the rights to exercise the options which have accrued at the date of termination may be exercised within three months following the date of termination, and that, thereafter, all further rights to exercise the option cease, whether or not accrued at the date of termination. In no event, however, can an option be exercised after ten years following the date of grant, or such earlier date as may be specified in the option.

     The exercise price per share for each incentive stock option cannot be less than the fair market value on the date of grant, determined as described in the Internal Revenue Code and Regulations. The exercise price per share for each nonqualified stock option will be as determined by the Committee and set forth in the Option Agreement for the optioned shares. Payment must be made in cash at the time of exercise. Proceeds received from option sales will be used for general corporate purposes.

     Since the Plan became effective, the current executive officers of the Company have been awarded an aggregate of 145,000 options, and all other employees, excluding current executive officers, have received an aggregate of 560,529 options, under the Plan. For information on the aggregate option grants under the Plan to the Named Executive Officers, see "Stock Option Grants in Last Fiscal Year" on page 9 of the Proxy Statement. Those employees other than the current Named Executive Officers, who have received 5% or more of the options granted under the Plan are: Mr. Arthur H. Blumenthal, the former President of SL Waber, Inc., Mr. James C. Folk, President of SL Montevideo Technology, Inc. and Mr. Thomas M. Ingman, the former President of Condor D.C. Power Supplies, Inc., who were granted 47,450 options, 51,250 options and 40,250 options respectively, or 6.73%, 7.26% and 5.70% of the total number of options granted, respectively. All calculations regarding the number of options granted (as stated in this paragraph) are net of cancellations. No options have been granted under the Plan to (i) any current directors who are not executive officers, (ii) any nominee for election as a director except Owen Farren, or (iii) any associate of a current director, current executive officer or nominee.

     No determination has been made with respect to future recipients of options under the Plan. It is not possible to specify the names or positions of the key employees to whom options may be granted, or the number of shares, within the limitations of the Plan, to be covered by such options.

FEDERAL INCOME TAX CONSEQUENCES

     Under currently applicable provisions of the Internal Revenue Code of 1986, as amended, an optionee will not be deemed to receive any income for federal tax purposes upon the grant of an option under the Plan, nor will the Company be entitled to a tax deduction at that time. However, the optionee may be subject to an alternative minimum tax when he or she exercises an incentive stock option on the amount by which the fair market value of the stock exceeds the option price at the date of exercise.

     Upon the exercise of an option, the tax consequences are as follows:

          1. Upon the exercise of a nonqualified option, unless sale is restricted, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the market value of the shares on the exercise date, and the Company will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee.

          2. Upon the exercise of an incentive stock option, there is no income recognized by the optionee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a long-term capital income gain or loss upon the sale, measured as the difference between the option exercise price and the sale price. If either one of these holding period requirements is not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. If the actual gain exceeds the amount of the ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares are actually held. No income tax deduction will be allowed to the Company with respect to the shares purchased by the optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods described above.

EFFECT ON EARNINGS

     Currently, neither the grant nor the exercise of an incentive stock option or nonqualified stock option under the Plan will result in any change to the Company's pretax earnings.

PRICE OF COMMON STOCK

     The closing price of the Common Stock of the Company on September 21, 1998, based on published quotations, was $11.3125 per share.

VOTES REQUIRED

     Under a provision of the Plan, shareholder approval is required for any increase in the number of shares of Common Stock subject to the Plan. The affirmative vote of the majority of shares represented at the meeting and entitled to vote thereon will be required for adoption of the proposed amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE
              1991 LONG TERM INCENTIVE PLAN OF SL INDUSTRIES, INC.

                              SHAREHOLDER PROPOSAL
                                  (Proposal 4)

     Ted D. Taubeneck, 3602 Chadbury Road, Mount Laurel, NJ 08054, who currently owns 14,300 shares of the Company's Common Stock, has advised the Company that it is his intention to present the following resolution for consideration and action by the shareholders at the 1998 Annual Meeting:

          PROPOSAL: "RESOLVED, that the shareholders recommend and request that the Directors of the Corporation immediately consider, with appropriate independent advice, the Corporation's strategic options, including selling, or spinning off to the shareholders, all of its businesses, and report to the shareholders well before the next annual meeting the facts, factors and options they have considered, their analysis, their conclusions and recommendations, and an indication of how those recommendations can be accomplished."

          SUPPORTING STATEMENT:

          "The principal functions of a Board of Directors are to consider strategic options, decide which one or ones to pursue, and inform the shareholders. SL's Board last reviewed its strategic options with investment bankers over five years ago, and on that occasion did not inform the shareholders what options it considered, nor why it chose as it did.

          There are a host of reasons why I believe it should do so now, but the two most important were expressed by the stock market last year:

          1. A similar proposal then garnered so many votes from shareholders that, under SEC rules, it must be submitted again in this year's Proxy Statement; and

          2. While that proposal was being considered by the Board -- that is, beginning right after it was submitted -- the market price of the stock began to rise, and climbed to heights never before reached, OVER $16 PER SHARE, only to sag again in October right after the Board belatedly announced its opposition to the proposal. At this writing -- June 1998 when the Board insisted this be submitted -- SL's stock price still hasn't recovered, although all of the averages have soared.

          I was an executive of SL for many years, and believe that SL is now made up of five quite distinct, dissimilar businesses. In my opinion, and that of others (including investment bankers) SL is a "mini-conglomerate" which thereby suffers a discount, that suppresses its stock price. There is a "way out" that is classical and that hundreds of corporations in the U.S. have used in the past decade -- spin off all the dissimilar businesses. Standing alone, which each could do well, each would be more understandable to investors, brokers and analysts and so be worth far more in the aggregate than they are bundled as unrelated "power and data quality," which is not a recognizable stock market segment, and not even a standard industrial classification.

          I own outright 17,671.95 shares of SL (more than most of the current directors, but that is another story). Accordingly, I am keenly interested in seeing the underlying value of the stock realized, in the near future. I urge all other shareholders with a similar interest to join with me in voting for this Resolution."

         STATEMENT OF THE COMPANY IN OPPOSITION TO SHAREHOLDER PROPOSAL

     The Board of Directors continues its unqualified commitment to maximizing shareholder value and regularly re-evaluates and refines its corporate strategy. SL Industries' goal is to become a world leader in the design and manufacture of value-added power and data quality products and systems. The Board believes that the highest value for the Company's shares will be realized by accomplishing this goal.

     In considering its corporate strategy, the Board has identified several coinciding trends in customer demand and the capital markets. Some of these trends include: the desire of original equipment manufacturers to rely on a small number of vendors to provide comprehensive solutions, the globalization of sourcing and sales, the blending of technology and production with respect to power systems and electrical components, and the preference of shareholders to invest in corporations with mid-sized or large market capitalizations. These developments indicate that to successfully compete today, businesses must build sufficient scale to offer wide product selection, competitive global pricing and technological innovation.

     Over the past four years, SL Industries' management believes that it has established an excellent corporate platform and portfolio of technologies to take advantage of these developments. The Company's corporate structure is designed to derive the benefits of scale, while promoting the entrepreneurism of decentralization. During the time period specified in the shareholder proposal, SL Industries' stock price has outperformed its industry peer group, as reflected in the Performance Graph on page 12 of this Proxy Statement. The Board believes that the price multiple of the Company's stock should improve further as it continues to grow through acquisition and internal development. Accordingly, any plan to sell or spin-off the Company's operating units would effectively diminish shareholder value, rather than enhance shareholder value.

     Introduction of information regarding a corporation's goals, strategies, business, financial conditions, and prospects into the marketplace often has negative repercussions on a corporation's business and the ability to effect its strategic plans, thereby adversely affecting shareholder value. With this in mind, the Company's management communicates throughout the year with shareholders, interested investors, stock market analysts and others, as it deems appropriate. In addition, management reports to shareholders at the Company's Annual Meeting and is available throughout the year to answer questions.

     ACCORDINGLY, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

          SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 1999 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of the Corporation at the Corporation's principal executive offices at Suite A-114, 520 Fellowship Road, Mount Laurel, New Jersey 08054, on or before June 18, 1999. With respect to shareholder proposals, the Company's By-Laws require written notice 60 calendar days in advance of the Annual Meeting to raise business at the Annual Meeting, including the nomination of Directors. The complete text of such By-Law provision was included as an Exhibit in the Company's October 31, 1996, Form 10-Q. Any shareholder wishing an additional copy of such provision should call the Secretary of the Company.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

     THE ANNUAL REPORT OF THE COMPANY FOR ITS FISCAL YEAR ENDED JULY 31, 1998, WAS MAILED ON OCTOBER 16, 1998, TO ALL SHAREHOLDERS OF RECORD. COPIES OF THE COMPANY'S FORM 10-K REPORT FOR THAT YEAR, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS BY
WRITING: DAVID R. NUZZO, SECRETARY, SL INDUSTRIES, INC., SUITE A-114, 520 FELLOWSHIP ROAD, MOUNT LAUREL, NEW JERSEY 08054.

                                          By Order of the Board of Directors


                                          /s/ David R. Nuzzo
                                          --------------------------------
                                          David R. Nuzzo
                                          Secretary

                                    APPENDIX
                         1991 LONG TERM INCENTIVE PLAN
                             OF SL INDUSTRIES, INC.

     SL Industries, Inc., a corporation organized and existing under the laws of the State of New Jersey, hereinafter called the "Company," hereby formulates and adopts an Incentive (Stock Option) Plan for officers and key employees of the Company, or any subsidiary of the Company, as follows:

I. PURPOSE -- The purpose of the Plan is to provide a continuing long-term incentive to selected eligible Key Employees of the Company to enhance shareholder value; to provide a means of rewarding outstanding performance; and to enable the Company to attract and retain key personnel necessary for continued growth and profitability.

II. SHARES SUBJECT TO THE PLAN -- The share of Common Stock subject to Options shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired by the Company.

     Subject to the provisions of Section VII hereof, the number of shares of Common Stock purchasable pursuant to Options granted hereunder shall not exceed One Million Five Hundred Twenty-Two Thousand Six Hundred Fifty (1,522,650) shares of the presently authorized Common Stock.

     In the event that any outstanding Option under the Plan for any reason expires or is terminated, cancelled or surrendered prior to the expiration date of the Plan as set forth in Section IX hereof, the shares of Common Stock allocable to the unexercised portion of such Option shall again be available for an Option subsequently granted under this Plan.

III. DEFINITIONS

     "Board of Directors" means the Board of Directors of the Company acting in any matter concerning the Plan by a majority of directors whoa re not participants or eligible to be participants in the Plan.

     "Code" means the Internal Revenue Code of 1986, as amended, including the regulations thereunder. The Code section references set forth in the Plan or in any Option Agreement refer to the respective Code sections as now in effect and as such sections may be changed from time to time.

     "Committee" means the Committee described in Section IV hereof.

     "Common Stock" means share of the Company's presently authorized common stock, except as this definition may be modified as provided in Sections VII hereof.

     "Company" means SL Industries, Inc.

     "Effective Date" means the date the Plan is adopted by the directors of the Company.

     "Incentive Stock Option" means an Option granted pursuant to the Plan, which is intended as and does constitute an "incentive stock option" within the meaning of Section 422 of the Code. Incentive Stock Options shall be specifically designated as such.

     "Key Employees" means full-time salaried employees (including officers, whether or not they are also directors) of the Company, or a subsidiary thereof, as designated by the Committee, and who, in the judgment of the Committee, will be in a position to contribute significantly to the attainment of the Company's strategic goals and long-term growth and prosperity.

     "Option" means an option, granted by the Company pursuant to the Plan, to purchase shares of Common Stock.

     "Option Agreement" means a written agreement of agreements as described in
Section IX hereof between the Company and a Participant evidencing an Option.

     "Option Period" means the period from the date of the granting of an Option to the date after which such Option may no longer be exercised.

     "Option Price" means the price to paid for shares of Common Stock being purchased pursuant to an Option.

     "Participant" means an eligible Key Employee who accepts an Option, or the estate, personal representative or beneficiary of such Key Employee having the right to exercise an Option, as the case may be.

     "Plan" means the "1991 Long Term Incentive Plan of SL Industries, Inc." as set forth in this instrument.

IV. ADMINISTRATION -- The Plan shall be administered by the Committee appointed by the Board of Directors which shall consist of not fewer than two directors who are not eligible to participate in the Plan or any other stock option plan of the Company.

     The interpretation and construction by the Committee of any provision of the Plan or of any Option Agreement shall be final and conclusive unless otherwise determined by the Board of Directors, and in any such event such determination by the board of Directors shall be final and conclusive.

     The Board of Directors reserves the right to take, by a majority of the directors who are not eligible to participate in the Plan, any and all action hereunder it may deem advisable, including where the Committee may be unable to act.

V. ELIGIBILITY -- The individuals who shall be eligible to participate in this Plan shall be (a) such Key Employees who are approved as Participants by the Committee from time to time, and (b) employees of corporations which are merged or consolidated with the Company or a subsidiary or whose assets or stock are acquired by the Company or a subsidiary, who (1) are similarly approved as Participants by the Committee, (2) hold options for the purchase of stock of such other corporations, and (3) are granted Options in substitution for the options so held.

VI. GRANT OF OPTIONS -- Subject to the provisions of Sections II and IX hereof, participants shall be granted Options for such number of shares of Common Stock as may be approved by the Committee. The Committee shall designate those Options which are, or are not, intended to qualify as Incentive Stock Options.

     Nothing contained in the Plan shall be construed to preclude the granting of an Option or Options to a Participant in addition to an Option or Options for the purchase of Common Stock already held by him and then in existence or the granting of more than one option to a Participant at the same time, or the granting of an Option in substitution for, or upon the cancellation or surrender of, an Option that had previously been granted to the Participant, whether at a higher or lower exercise price, provided that, if the Option to be granted, substituted for, cancelled or surrendered is an Incentive Stock Option, such action shall be permissible under the Code.

     Notwithstanding the foregoing, the aggregate fair market value (determined at the time of the grant of the Option) of stock exercisable for the first time by a Participant during any calendar year under all Incentive Stock Options held by a Participant shall not exceed $100,000. Any Options to acquire stock in excess of such amount shall be treated as Options not described in Section 422 of the Code.

VII. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION -- The aggregate number of shares of Common Stock available for Options and the number of shares of Common Stock and the Option Price for such shares covered by each outstanding Option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or other change in the equity structure of the Company.

VIII. EFFECTIVE AND EXPIRATION DATES OF THE PLAN -- Options may be granted at any time on or after the Effective Date, but no Options shall be granted after the tenth anniversary of the Effective Date; provided that all Options granted prior to approval of the plan by the shareholders of the Company shall be granted subject to receipt of approval of the shareholders and provided further that no Incentive Stock Option shall be exercised within six (6) months from the date of approval of the Plan.

IX. TERMS AND CONDITIONS OF OPTION AGREEMENTS -- Option Agreements shall be in such form as the Committee shall, from time to time, approve.

     Option Agreements may be amended by the Committee with the consent of the Participant in any manner not inconsistent with the provisions of the Plan or the Code.

     All Option Agreements shall comply with and be subject to the following terms and conditions:

     Medium and Time of Payment. An Option shall be exercised in the manner set forth in the Option Agreement relating thereto and payment in full for all shares being purchased at the time shall be made coincidentally with such exercise. Such payment shall be in United States dollars.

     Number of Shares. The Option Agreement shall state the number of shares of Common Stock to which it pertains subject to adjustment pursuant to Section VII.

     Restrictions on Grants. In no event shall an Incentive Stock Option be granted to any Participant if, at the time of such grant, such Participant owns capital stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or of its subsidiaries) unless the Option Price is not less than one hundred ten percent (110%) of the fair market value of the shares of Common Stock subject to the Option on the date of the grant of the Option and the Option Period does not exceed five (5) years.

     Option Price. Subject to the above restrictions, no Incentive Stock Option Price shall be less than one hundred percent (100%) of the fair market value of the shares of Common Stock on the date of the grant of the Option, such market value to be determined in accordance with procedures adopted from time to time by the Committee and in accordance with the requirements of Section 422 of the Code respecting such fair market value.

     Option Period. Each Option granted under the Plan shall expire no later than ten (10) years from the date the Option is granted. Option Agreements may contain provisions for the earlier expiration of the Option.

     Date of Exercise. Except as otherwise provided in this Plan, any Option may be exercised in whole at any time or in part from time to time during the Option Period or its exercise may be limited or precluded for such period or periods of time as shall be specified in the Option Agreement.

     Compliance with the Laws Relating to the Sale of Securities. The Company may impose such restrictions on any shares acquired under the Plan as may be advisable to ensure compliance with applicable federal or state securities laws and may legend the certificates representing such shares with an appropriate notice of such restrictions.

     Assignability. No Option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of a Participant the Option shall be exercisable only by him. In case of the judicially declared incompetence or disability of a Participant, the Option may be exercised by the legally appointed guardian or conservator of his estate.

     Agreement to Remain in Employ of Company. Nothing contained herein shall be deemed to negate, restrict or affect in any manner the right of the Company to terminate at any time the employment of any Participant.

TERMINATION OF EMPLOYMENT.

     a. Should the employment of a Participant to whom an outstanding Option has been granted terminate for any reason whatsoever, including death or disability, each Option granted under the Plan shall automatically expire as of three (3) months from the date of termination.

     b. Should a Participant die or become disabled while employed by the Company, the Option theretofore granted to such Participant may be exercised by such Participant or such Participant's executor, administrator or heirs or legatees. Notwithstanding any of the foregoing, in no event shall any Option be exercisable after expiration of the period for which it was granted.

     c. "Termination of Employment" shall mean the cessation for any reason of the relation of employer and employee between the Company and the Participant and shall not include any subsequent period during which the Participant may receive accrued vacation or severance pay or similar compensation from the Company.

     Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to shares covered by any Option until the date of the issuance or transfer of shares to such participant thereunder. Except as provided in Section VII, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares are issued or transferred.

     Other Provisions. Option Agreements shall contain such other terms and conditions not inconsistent with the provisions of this Section IX or the other provisions of the Plan as the Committee shall deem advisable.

X. INCENTIVE STOCK OPTIONS AND RELATED MATTERS -- The Company intends that the Plan shall comply with those provisions of the Code required to permit, as the Committee shall determine, Options to qualify as Incentive Stock Options. Should this Section X or any other provision of the Plan not be necessary for such qualification, or should any change in the Plan be necessary to permit the grant or continuing qualification of Incentive Stock Options as such, the Plan may be amended or interpreted by the Committee or the Board of Directors to add or to modify the provisions of the Plan accordingly.

     To the extent that any provision or amendment of the Plan or of any Option Agreement shall or may have the effect of disqualification, change in Option Price or change in grant date of, or shall or may otherwise prejudice the value of, a Participant's Incentive Stock Option under Section 422 of the Code, such provision or amendment shall be null and void as to such Incentive Stock Option unless the Participant shall give express written agreement to such provision or amendment and to such effect.

XI. MERGER AND DISSOLUTION -- Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation, any unexercised portion of an Option shall, in lieu of the number of shares of Common Stock covered by such unexercised portion, pertain and apply to the number and class of the securities to which the Participant would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Participant had been the holder of record of a number of shares of Common Stock equal to the number of shares covered by such unexercised portion his Option.

XII. DISCONTINUANCE AND AMENDMENT OF THE PLAN -- In addition to the provisions set forth elsewhere in the Plan respecting the amendment of the Plan, the Committee or the Board of Directors may, from time to time, amend, suspend or discontinue the Plan, provided that any amendment that would (i) increase the aggregate number of shares of Common Stock as to which Options may be granted under the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) extend the expiration date of the Plan beyond that set forth in Section VIII hereof, shall be subject to the requisite approval of the Company's shareholders, except that any Plan amendment resulting from or implementing any increase or modification that may result from adjustments authorized by Sections VII or XI shall not require such approval.

     The preceding paragraph notwithstanding, no amendment, suspension or discontinuance of the Plan may adversely affect any Option previously granted with the consent of the Participant affected thereby.

                              SL INDUSTRIES, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              SL INDUSTRIES, INC.

      FOR THE ANNUAL MEETING OF SHAREHOLDERS, TO BE HELD NOVEMBER 20, 1998

    The undersigned shareholder of SL Industries, Inc., a New Jersey corporation, does hereby constitute and appoint J. Dwane Baumgardner and Walter
I. Rickard, and each of them, attorneys-in-fact and agents with full powers of substitution, for and in the name, place and stead of the undersigned, to vote as specified below all of the common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Doubletree Guest Suites, Fellowship Road, Mount Laurel, New Jersey, on November 20, 1998, at 9:00 in the morning, and at any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned.

    This proxy, when properly executed, will be voted in the manner directed below. With respect to the election of directors, where no vote is specified or where a vote FOR Proposal (1) is marked, this proxy will be voted for the election of the five (5) nominees for director listed below. Where no vote is specified, this proxy will be voted FOR management Proposals (2) and (3), and AGAINST Proposal (4), as recommended by the Board of Directors. The individuals named above are authorized to vote in their discretion on any other matters that properly come before the meeting.

                                  (Continued and to be signed on the other side)

(Continued from other side)

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

(1) ELECTION OF DIRECTORS    NOMINEES:  J. DWANE BAUMGARDNER; OWEN FARREN;
    GEORGE R. HORNIG; WALTER I. RICKARD; ROBERT J. SANATOR.

   / / FOR the election as directors for the ensuing year of all nominees listed above (except as stricken out above) (TO WITHHOLD AUTHORITY TO VOTE FOR ANY SPECIFIC NOMINEES, CHECK THE FOREGOING BOX AND STRIKE OUT OR LINE THROUGH SUCH NOMINEE'S NAME ON THE LIST ABOVE.)

   / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.

(2) RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR THE
    FISCAL YEAR 1999.                   / / FOR    / / AGAINST    / / ABSTAIN

(3) AMENDMENT TO THE COMPANY'S 1991 LONG TERM
    INCENTIVE PLAN.                     / / FOR    / / AGAINST    / / ABSTAIN

(4) SHAREHOLDER PROPOSAL.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
   PROPOSAL 4.                          / / FOR    / / AGAINST    / / ABSTAIN

(5) Upon all other matters properly coming before the meeting and any adjournment or postponement thereof.

                                              Dated: ____________________ , 1998

                                              Signature: _______________________

                                              Signature: _______________________

                                              Title: ___________________________

                                              Please sign exactly as your name
                                              appears hereon. Executors,
                                              administrators or trustees should
                                              indicate their capacities. If
                                              stock is held in joint names, both
                                              registered holders should sign.
                                              This proxy shall vote all shares
                                              held in all capacities to which
                                              the signatory is entitled.

                              SL INDUSTRIES, INC.

     This Proxy is Solicited on Behalf of the Board of Directors of SL Industries, Inc. For the Annual Meeting of Shareholders, to Be Held November 20, 1998 The undersigned shareholder of SL Industries, Inc., a New Jersey corporation, does hereby constitute and appoint J. Dwane Baumgardner and Walter
I. Rickard, and each of them, attorneys-in-fact and agents with full powers of substitution, for and in the name, place and stead of the undersigned, to vote as specified below all of the common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Doubletree Guest Suites, Fellowship Road, Mount Laurel, New Jersey, on November 20, 1998, at 9:00 in the morning, and at any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned.

     This proxy, when properly executed, will be voted in the manner directed below. With respect to the election of directors, where no vote is specified or where a vote FOR Proposal (1) is marked, this proxy will be voted for the election of the five (5) nominees for director listed below. Where no vote is specified, this proxy will be voted FOR management Proposals (2) and (3), and AGAINST Proposal (4), as recommended by the Board of Directors. The individuals named above are authorized to vote in their discretion on any other matters that properly come before the meeting.

                 (Continued and to be signed on the other side)

|X| Please mark your
    votes as in this
    example.

     The Board of Directors recommends a vote FOR Proposals 1 and 2 and 3.



                       FOR    WITHHELD
1. ELECTION OF         |_|      |_|
   DIRECTORS

Nominees: J. Dwane Baumgardner; Owen
          Farren; George R. Hornig; Walter I.
          Rickard, Robert J. Sanator.

FOR the election as directors for the ensuing year of all nominees listed above (except as stricken out above) (To withhold authority to vote for any specific nominees, check the FOR box above and strike out or line through such nominee's name on the list above.)

WITHHOLD AUTHORITY to vote for all nominees listed above, check the WITHHELD box above.

2.   Ratification of Appointment of              FOR  AGAINST  ABSTAIN
     Arthur Andersen LLP as Auditors for         |_|    |_|      |_|
     the Fiscal Year 1999.

3.   Amendment to the Company's 1991             FOR  AGAINST  ABSTAIN
     Long Term Incentive Plan                    |_|    |_|      |_|


4.   Shareholder Proposal. The Board of          FOR  AGAINST  ABSTAIN
     Directors recommends a vote AGAINST         |_|    |_|      |_|
     Proposal 4.

SIGNATURE(S):____________________________

TITLE(S):________________________________

DATED: ___________________________ , 1998

Please sign exactly as your name appears hereon. Executors, administrators or trustees should indicate their capacities. If stock is held in joint names, both registered holders should sign. This proxy shall vote all shares held in all capacities to which the signatory is entitled.